Exhibit 10.4

PERFORMANCE UNIT AWARD AGREEMENT

PAPA JOHN’S INTERNATIONAL, INC.

1999 TEAM MEMBER STOCK OWNERSHIP PLAN

THIS PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of                   (the “Grant Date”), by and between Papa John’s International, Inc., a Delaware corporation (the “Company”), and                             (“Participant”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted, and the stockholders of the Company have approved, the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan (the “Plan”), pursuant to which the Company may grant awards of Performance Units, as defined under the Plan, to employees of the Company and its subsidiaries and certain other persons, all as provided under the Plan; and

WHEREAS, the Company desires to grant to Participant a Performance Unit award under the terms of the Plan;

NOW, THEREFORE, pursuant to the Plan, the Company and Participant agree as follows:

1.  Grant of Award.  The Company hereby grants to Participant the Performance Unit award described in this Award Agreement (the “Award”).

2.  Award Subject to Plan.  This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference.  In the event of any conflict between or among any provisions of this Award Agreement and any provisions of the Plan, the Plan provisions will control.  Any capitalized terms not otherwise defined herein shall have the meaning given them in the Plan.  Participant hereby acknowledges receipt of a description or copy of the Plan prior to executing this Award Agreement.

3.  Performance Period.  The performance period for the Award is the three (3)-year period commencing                    , and ending                     (the “Performance Period”).

4.  Performance Unit Award.

(a)  General.  Participant’s target Performance Unit Award opportunity for the Performance Period is a cash payment equivalent to the average closing price of the Company’s common stock for the last 15 trading days preceding the end of the Performance Period, multiplied by               (the “Target Cash Incentive”).

(b)  Amount of Target Cash Incentive Payable to Participant for the Performance Period.  The amount of the Target Cash Incentive payable to Participant for the Performance Period will be based upon the Company’s “Total Shareholder Return” (as defined in Section 5 below) as compared to the Total Shareholder Return of the “Peer Companies” (as defined in Section 6 below) over the Performance Period, as follows:

If the Company’s Total Shareholder Return over the Performance Period as compared to the Peer Companies:	Then the percentage of Target Cash Incentive payable to Participant is:

Ranks in the 75th percentile or higher	200%

Ranks in the 50th percentile	100%

Ranks in the 40th percentile	50%

Ranks below the 40th percentile	0%

Target Cash Incentive percentages based on percentile rankings between the thresholds described above will be calculated using straight-line interpolation.  (For example:  If the Company’s Total Shareholder Return over the Performance Period as compared to the Peer Companies ranks in the 60th percentile, then the percentage of Target Cash Incentive payable to Participant is 140%.)  Notwithstanding the foregoing, the maximum payment that can be made pursuant to Performance Units granted to Participant in any calendar year is $1,000,000.

(c)  Payment of Performance Unit Award for the Performance Period.  Subject to early termination of this Award Agreement pursuant to Section 7 or Section 8 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Peer Company over the Performance Period, the Company will pay in cash to Participant the Performance Unit Award amount, if any, determined pursuant to Section 4(b) above.

5.  Total Shareholder Return.  For purposes of this Award Agreement, “Total Shareholder Return” with respect to the Company or any Peer Company means the change (if any) in the market value of shares of common stock of the Company or such Peer Company, assuming reinvestment of dividends, over the Performance Period, using the methodology prescribed by Securities and Exchange Commission Regulation S-K, Item 402(l), provided that the measurement of change in market value of shares of common stock over the Performance Period shall be based on the average closing prices of the common stock for the last 15 trading days preceding the commencement of the Performance Period and the last 15 trading days preceding the end of the Performance Period.

6.  Peer Companies.  The Peer Companies are listed in Exhibit A to this Award Agreement, which is incorporated herein by reference.

7.  Termination of Employment.

(a)  Except as set forth in subsection (c), this Award Agreement will terminate and be of no further force or effect on the date that Participant is no longer employed by the Company or any of its subsidiaries, if such termination is for any reason other than death, Disability or Retirement (all as defined in the Plan).

(b)  In the event of Participant’s termination of employment due to death, Disability or Retirement prior to expiration of any Performance Period, any then-outstanding Performance Units of Participant shall be payable in an amount equal to the maximum amount payable under such Performance Units multiplied by a percentage equal to the percentage that would have been earned under the terms of the Award Agreement assuming that the Total Shareholder Return achieved as of the date of such termination of employment would have been achieved at the end of the Performance Period.

(c)  Participant will be entitled to receive any Performance Unit Award payable under Section 4 of this Award Agreement if Participant’s employment terminates after the Performance Period but before Participant’s receipt of such Performance Unit Award payment for the Performance Period, except in the event of a termination for Cause.

8.  Change of Control.  Upon a Change in Control, as defined in the Plan, any then-outstanding Performance Units shall become fully vested and immediately payable in an amount equal to the greater of (a) the maximum amount payable under the Performance Unit multiplied by a percentage equal to the percentage that would have been earned under the terms of this Award Agreement assuming that the Total Shareholder Return achieved as of the date of such termination of employment would have been achieved the end of the Performance Period or (b) the maximum amount payable under the Performance Unit multiplied by the percentage of the Performance Period completed by the Participant at the time of the Change in Control.

9.  Tax Withholding.  Participant must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law.  Unless Participant satisfies any such tax-withholding obligation by paying the amount in cash or by check, the Company will withhold a portion of the cash incentive payment equal to the tax-withholding obligation.

10.  Non-Transferability.  Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.  Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the right to receive payments under a Performance Unit is to be paid in case of Participant’s death before receiving any or all such payments.

11.   Administration.  The Compensation Committee of the Board of Directors (the “Committee”) shall have the sole responsibility for construing and interpreting this Award Agreement, and for resolving all questions arising hereunder.  Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Award Agreement shall be conclusive and binding upon all persons.

12.  No Employment Rights Created.  The granting of the Award shall not be construed as granting to Participant any right to continue as an employee of the Company.  The Company expressly reserves the right to terminate, whether by dismissal, discharge, retirement or otherwise, Participant’s employment with it at any time, with or without cause, except as may otherwise be expressly provided in any written employment agreement between the Company and Participant.

13. Miscellaneous.   The captions and section headings used herein are for convenience only, shall not be deemed part of this Award Agreement and shall not in any way restrict or modify the context and substance of any section or paragraph hereof.  This Award Agreement will be governed by the laws of the State of Delaware, without regard to the principles of conflicts of law that might otherwise apply.

IN WITNESS WHEREOF, the Company and Participant have executed this Award Agreement as of the Grant Date.

Participant:		Company:

PAPA JOHN’S INTERNATIONAL, INC.

Signature

By
Name typed or printed

Date		Date